                                                                     Exhibit 4.1

                                                                  EXECUTION COPY



                                THIRD AMENDMENT
                                       TO
                              FINANCING AGREEMENT



         This Third Amendment to Financing Agreement (the "Amendment") is made as of the 20th day of May, 1998 (the "Effective Date"), by and between Specialty Chemical Resources, Inc., a Delaware corporation ("Borrower") and Star Bank, National Association, a national banking association ("Bank").

                                   WITNESSETH:

         WHEREAS, Borrower and Bank have entered into that certain Financing Agreement, dated as of September 18, 1996, as amended by that First Amendment to Financing Agreement, dated as of May 22, 1997 and as amended by that Second Amendment to Financing Agreement, dated as of April 14, 1998 (the "Financing Agreement"), pursuant to which Bank has made certain financial accommodations available to Borrower;

         WHEREAS, Borrower hereby acknowledges that it has discussed with Bank Borrower's need for additional capitalization in the form of an equity investment, subordinated debt or other form of credit support;

         WHEREAS, Borrower and Bank desire to amend the Financing Agreement as hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Bank and Borrower do hereby agree as follows:

SECTION 1. DEFINED TERMS.

         Each defined term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Financing Agreement.

SECTION 2. AMENDMENT TO SECTION 2 OF THE FINANCING AGREEMENT.

         2.1 SECTION 2.3, TERM LOAN FACILITY, shall be hereby amended by deleting the existing Section 2.3 in its entirety and by substituting in place thereof the following Section 2.3:



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



                                                                  EXECUTION COPY


                  2.3 Term Loan A Facility. The Term Loan A under the Term Loan A Facility will be made, in Bank's good faith discretion, to Borrower with respect to its eligible machinery and equipment in an amount of up to the lesser of (i) Two Million Six Hundred Eighty Thousand Dollars ($2,680,000) and (ii) an amount equal to seventy-five percent (75%) of the orderly liquidation value of Borrower's owned machinery and equipment on the Effective Date. The principal of Term Loan A shall be payable in (i) forty-seven (47) consecutive equal monthly installments of Fifty-Five Thousand Eight Hundred Thirty-Three Dollars ($55,833) each, commencing on December 1, 1998, and thereafter on the first day of each calendar month, with the last payment of principal being in the amount of Fifty-Five Thousand Eight Hundred Forty-Nine ($55,849); provided, further, that if an Event of Default occurs, the monthly payment of the principal of Term Loan A in the above-stated dollar amount by Borrower to Bank shall commence no later than the first day of the calendar month immediately following the month in which such Event of Default occurs and on the first day of each month thereafter; provided, however, that notwithstanding the foregoing amortization schedule for Term Loan A, upon the effective date of any termination of this Agreement pursuant to Section 11 and/or Section 13 hereof, all amounts then outstanding under Term Loan A shall become immediately due and payable without notice or demand. No repayment or prepayment of Term Loan A shall be reason for any relending or additional lending of Term Loan A proceeds to Borrower. At Bank's option, the principal of Term Loan A shall be payable in accordance with the payment terms set forth above in this Section 2.3 by charging or increasing the Revolving Loan balance of Borrower.

         2.2 Section 2.5, Term Loan B Facility, shall be amended by deleting existing Section 2.5 in its entirety and by substituting the following Section
2.5 in place thereof:

                  2.5 Term Loan B Facility. The Term Loan B under the Term Loan B Facility has been made to Borrower in the amount of One Million Dollars ($1,000,000) on May 22, 1997. The principal of Term Loan B is payable in seventeen (17) consecutive equal monthly installments of Fifty-Five Thousand Five Hundred Fifty-Five Dollars ($55,555) each, commencing on the first day of August, 1997, and thereafter on the first day of each calendar month, with the last payment of principal being in the amount of the then outstanding and unpaid principal balance of Term Loan B. On the Effective Date of this Amendment, Bank will, subject to the terms and conditions set forth in the Financing Agreement as amended hereby, (i) relend to Borrower an amount equal to the principal payment made by Borrower to Bank on May 1, 1998, which amount shall be added to the outstanding principal balance of Term Loan B, repayable in accordance with the terms hereof, and (ii) contingent upon the occurrence of each condition and event set forth in the immediately succeeding sentence and in this Financing

                                                                  EXECUTION COPY


         Agreement, the regularly scheduled monthly payments of principal of Term Loan B due and payable on May 1, 1998, June 1, 1998 and July 1, 1998 shall be deferred for each respective month in which the afore-referenced conditions are met and the amortization schedule for principal payments for Term Loan B shall be extended the corresponding number of months; provided, however, that if an Event of Default occurs, payment of the principal of Term Loan B in the above-stated dollar amount shall commence no later than the first day of the calendar month immediately following the month in which such Event of Default occurs and on the first day of each month thereafter; provided, further, that notwithstanding the foregoing amortization schedule for Term Loan B, upon the effective date of any termination of this Agreement pursuant to Section 11 and/or Section 13 hereof, all amounts outstanding under Term Loan B shall become immediately due and payable without notice or demand. Subject to the provisions of this Financing Agreement and provided that there has not occurred an Event of Default at any time on or subsequent to the Effective Date of this Amendment, Bank shall (i) relend to Borrower under Term Loam B the amount of One Hundred Thousand ($100,000) provided that Borrower's Fixed Charge Coverage Ratio (excluding capital expenditures made by Borrower during the period) for the period from and including March 1, 1998 through and including April 30, 1998 shall not be less than 1.00 to 1.00; (ii) relend to Borrower under Term Loan B the amount of One Hundred Thousand Dollars ($100,000) provided that Borrower's Fixed Coverage Ratio for the period from and including May 1, 1998 through and including May 31, 1998 shall not be less than 1.00 to 1.00, and (iii) relend to Borrower under Term Loan B the amount of One Hundred Thousand ($100,000) provided that Borrower's Fixed Charge Ratio for the period from and including June 1, 1998 through and including June 30, 1998 shall not be less than 1.00 to 1.00. All amounts relent by Bank to Borrower pursuant to the immediately preceding sentence shall be added to the principal amount of Term Loan B and shall bear interest at the rate and be repaid in accordance with the terms and conditions set forth in this Financing Agreement. No repayment or prepayment of Term Loan B shall be any reason for any relending or additional lending of Term Loan B proceeds to Borrower other than as specifically set forth herein. At Bank's option, the principal of Term Loan B shall be payable in accordance with the payment terms set forth in this Section 2.5 by charging or increasing the Revolving Loan balance of Borrower. The Term Loan B may be prepaid at any time by Borrower to Bank without penalty.

         2.3 Section 2.11 of the Financing Agreement shall be deleted in its entirety and the following new Section 2.11 shall be substituted in place thereof:

                  2.11 Excess Cash Flow Recapture. Each six (6) month period during the term of this Agreement in which Term Loan A and/or Term Loan B shall remain outstanding, Borrower shall make a payment to Bank ("Semi-Annual Cash Flow Payment") in an amount equal to a percent of Borrower's Excess Cash Flow (as defined in Addendum to Exhibit L attached hereto and incorporated herein by



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



                                                                  EXECUTION COPY


         reference) for the applicable fiscal period ("Semi-Annual Cash Flow Payment Amount"). The Semi-Annual Cash Flow Payment Amount with respect to (x) from and including July 1 through and including December 31 and
         (y) from and including January 1 through and including June 30 of each fiscal year of Borrower, shall be an amount equal to fifty percent (50%) of Borrower's Excess Cash Flow for such period of Borrower. Borrower's Excess Cash Flow for the applicable period referred to above shall be calculated on and due and payable on the first (1st) Business Day after the earlier to occur of(i) the date on which Borrower shall have actually delivered the financial information required to be delivered under Section 8.5 hereof, and (ii) the date on which such financial information is required to be delivered by Borrower in accordance with the terms of Section 8.5 hereof (any such date on which such calculation shall be made being referred to herein as the "Cash Flow Calculation Date"); provided, however, that Borrower will not be obligated to make a Semi-Annual Cash Flow Payment with respect to Term Loan A until the first Cash Flow Calculation Date immediately following the period of January 1, 1999 through and including June 30, 1999. Each payment in respect of an Semi-Annual Cash Flow Payment Amount shall, at Bank's sole determination, be applied to the monthly Term Loan A and/or the monthly Term Loan B payments in inverse order of maturity until each Term Loan A and Term Loan B shall have been paid in full. Borrower shall continue to make Annual Cash Flow Payments in accordance with this Section 2.11 until each Term Loan A and Term Loan B shall have been paid in full. Each payment in respect of an Annual Cash Flow Payment Amount shall be payable by charging or increasing the Revolving Loan balance of Borrower.

SECTION 3. AMENDMENT TO SECTION 15. MISCELLANEOUS

                  3.1 Section 15.8 of the Financing Agreement shall be amended by deleting the last sentence thereof in its entirety and by substituting the following sentence in place thereof: "The Obligations described under this
Section 15.8 and under Section 15.16 below shall survive any termination of this Agreement."

                  3.2 Section 15 to the Financing Agreement shall be amended by adding new Section 15.16 as follows:

                  15.16 Deferred Amortization Fee. Borrower shall pay to Bank deferred amortization fee (the "Deferred Amortization Fee"), which Deferred Amortization Fee shall be Twenty-Five Thousand Dollars ($25,000), due and payable in four (4) consecutive monthly payments of Six Thousand Two Hundred Fifty Dollars ($6,250.00) each, with the first payment being due and payable on September 1, 1998 and thereafter on October 1, 1998, November 1, 1998 and December 1, 1998. Failure of Borrower to make any such Deferred Amortization Fee payment when the same is due and payable shall constitute an Event of Default under the Financing Agreement, as amended hereby.



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



                                                                  EXECUTION COPY


Section 4. ADDENDUM TO EXHIBIT L:

         Exhibit L shall be amended by adding thereto the Addendum to Exhibit L Financial Covenants, attached hereto and incorporated by reference herein.

SECTION 5. SECTION 10 REPRESENTATIONS AND WARRANTIES.

         In order to induce Bank to enter into this Amendment and in addition to all of the representations, warranties and covenants made by Borrower under the Financing Agreement and Loan Documents, Borrower hereby represents, warrants and covenants that, as of the date hereof, any date upon which a Loan is made hereunder, and until the Obligations are fully paid, performed and satisfied, the representations, warranties and covenants set forth in the Financing Agreement and herein are and shall remain true. The Borrower further hereby represents arid warrants to Bank as follows:

                  5.1 The Amendment. This Amendment has been duly and validly executed by an authorized executive officer of Borrower and constitutes the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms.

                  5.2 Financing Agreement. The Financing Agreement, as amended by this Amendment, remains in full force and effect and remains the valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms. Borrower hereby ratifies and confirms the Financing Agreement as amended by this Amendment.

                  5.3 Nonwaiver. Except as specifically set forth in this Amendment, the execution, delivery, performance and effectiveness of this Amendment shall not operate nor be deemed to be nor construed as a waiver (i) of any right, power or remedy of Bank under the Financing Agreement, nor (ii) of any term, provision, representation, warranty or covenant contained in the Financing Agreement or any other documentation executed in connection therewith. Further, except as specifically set forth in this Amendment, none of the provisions of this Amendment shall constitute, be deemed to be or construed as, a waiver of any Event of Default under the Financing Agreement as amended by this Amendment.

                  5.4 Reaffirmation of Representations, Warranties and Covenants. Borrower hereby reaffirms and agrees to be bound by all representations, warranties and covenants made or entered into by it under the Financing Agreement and under any and all Loan Documents. Borrower hereby represents and warrants to Bank that no Default or Event of Default shall exist as of the date of this Amendment after giving effect to this Amendment and none shall be caused to exist as a result of the execution, delivery and performance by Borrower of this Amendment.



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



                                                                  EXECUTION COPY


                  5.5 Reference to and Effect on the Financing Agreement. Upon the effectiveness of this Amendment, each reference in the Financing Agreement to "this Agreement"; "hereunder", "hereof", "herein", or words of like import shall mean and be a reference to the Financing Agreement, as amended hereby, and each reference to the Financing Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Financing Agreement shall mean and be a reference to the Financing Agreement, as amended hereby.

SECTION 6. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AMENDMENT.

         In addition to all of the other conditions and agreements set forth herein, the effectiveness of this Amendment is subject to each of the following conditions precedent:

                  6.1 Amendment to Financing Agreement. Bank shall have received an original counterpart of this Third Amendment to Financing Agreement executed and delivered by a duly authorized officer of Borrower.

                  6.2 Resolutions. Bank shall have received certified resolutions of Borrower authorizing Borrower to execute, deliver and perform this Amendment.

                  6.3 No Material Adverse Change. There shall have occurred no material and adverse change in the Borrower's assets, liabilities or financial condition since the date of the last Financials delivered by Borrower to Bank nor shall there have been any material damage to or loss of any of Borrower's assets or properties since such date.

                  6.4 Capitalization. Borrower shall have fully-consummated the Capitalization Plan in a form acceptable to Bank in its sole discretion and shall have received, at a minimum, (a) Four Hundred Fifty Thousand Dollars ($450,000) cash on the Effective Date of this Amendment and (b) the total amount of Five Hundred Fifty Thousand Dollars ($550,000) cash (collectively, the "Capitalization Cash") no later than June 15, 1998. Failure of Borrower to receive the full amount of the Capitalization Cash by June 15, 1998 shall constitute an Event of Default under the Financing Agreement, as amended hereby, and Borrower shall immediately repay to Bank the amount of the principal payments relent by Bank to Borrower as described at Section 2.5 above, as a result thereof.

SECTION 7. MISCELLANEOUS.

                  7.1 Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Ohio, without regard to principles of conflict of law.



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



                                                                  EXECUTION COPY


                  7.2 Severability. In the event any provision of this Amendment should be invalid, the validity of the other provisions hereof and of the Financing Agreement shall not be affected thereby.

                  7.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute but one and the same agreement.

                  7.4 Confession of Judgment. Borrower hereby irrevocably authorizes and empowers any attorney-at-law to appear for Borrower in any action upon or in connection with this Amendment or the Financing Agreement, as amended hereby, at any time after the Loans and/or other Obligations become due, as herein provided, in any court in or of the State of Ohio or elsewhere, and waives the issuance and service of process with respect thereto, and irrevocably authorizes and empowers any such attorney-at-law to confess judgment in favor of Bank against Borrower, the amount due thereon or hereon, plus interest as herein provided, and all costs of collection, and waives and releases all errors in said proceedings and judgments and all rights of appeal from the judgment rendered. The Borrower agrees and consents that the attorney confessing judgment on behalf of the Borrower may also be counsel to Bank or any of Bank's Affiliates, waives any conflict of interest which might otherwise arise, and consents to Bank paying such confessing attorney a reasonable legal fee or allowing such attorney's reasonable fees to be paid from the proceeds of Collateral, the Premises or any other security for the Loans and the other Obligations.




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



                                                                  EXECUTION COPY



         IN WITNESS WHEREOF, Borrower has caused this Third Amendment to Financing Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.

WARNING - BY SIGNING THIS PAPER YOU GIVE UP OUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

         Signed in /s/ CLEVELAND, Ohio on May /s/ 20, 1998.
                   -------------              ------


Signed and acknowledged                      SPECIALTY CHEMICAL RESOURCES,
in the presence of:                          INC.


-----------------------------
Name:                                        By: /s/ DAVID F. SPINK
     ------------------------                    ------------------------
                                             Its:/s/ CFO
                                                 ------------------------
-----------------------------
Name:
     ------------------------




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



                                                                  EXECUTION COPY
STATE OF OHIO       )
                    )  ss:
COUNTY OF           )
          ----------

         The foregoing instrument was acknowledged before me this 20th day of May, 1998, by David F. Spink, Chief Financial Officer of Specialty Chemical Resources, Inc., a Delaware corporation, on behalf of the corporation.


                                               ------------------------------
                                               Notary Public


Accepted at Cincinnati, Ohio
as of May /s/ 20, 1998.
          ------

STAR BANK, NATIONAL ASSOCIATION

By: /s/ SUSAN GEIGER
   -----------------


Its: /s/ VICE PRESIDENT
     ------------------






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



                              ADDENDUM TO EXHIBIT L

                               Financial Covenants

Financial Covenants. Borrower agrees that it shall

(A) Capital Expenditures. Not make capital expenditures (including, but not by way of limitation, expenditures for fixed assets or leases capitalized or required to be capitalized on Borrower's books by purchase, lease-purchase agreement, option or otherwise) in an aggregate amount exceeding (i) $1,000,000 for the fiscal year ending December 31, 1997,
       (ii) Nine Hundred Thousand ($900,000) for the fiscal year ending December 31, 1998 and (iii) $1,000,000 for each fiscal year, thereafter.

(B) Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA). Not permit Borrower's Earnings Before Interest, Taxes, Depreciation, and Amortization ("EBITDA") to be less than the following amounts for the following periods:

              EBITDA                              Periods
              ------                              -------
             $740,000                       04/01/98 to 06/30/98
             $850,000                       07/01/98 to 09/30/98
             $800,000                       10/01/98 to 12/31/98

(C) Fixed Charge Coverage Ratio. Not permit Borrower's ratio of EBITDA to its Fixed Charges ("Fixed Charge Coverage Ratio") (excluding (i) any amounts relent by Bank to Borrower under Section 2.5 hereof and (ii) the Capitalization Cash actually received by Borrower) to be less than the following:

         Fixed Charge Coverage Ratio              Period
         ---------------------------              ------
                1.00 to 1.00                04/01/98 to 06/30/98
                1.00 to 1.00                07/01/98 to 09/30/98
                1.00 to 1.00                10/01/98 to 12/31/98


(D) Tangible Net Worth. Not permit Borrower's tangible net worth to be less than the following amounts at any time by and after the following periods:

            Tangible Net Worth                      Date
            ------------------                      ----
               $8,000,000                         06/30/98
               $8,650,000                         09/30/98
               $9,100,000                         12/31/98



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



(E) Ratio of Total Liabilities to Tangible Net Worth. Not permit Borrower's ratio of Total Liabilities to Tangible Net Worth to exceed the following ratios on or after the following dates:

          Ratio of Total Liabilities To
               Tangible Net Worth                   Date
               ------------------                   ----
                 2.69 to 1.00                     06/30/98
                 2.32 to 1.00                     09/30/98
                 2.01 to 1.00                     12/31/98









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



                     II. Definitions to Financial Covenants

(A) The term "Earnings Before Interest, Taxes, Depreciation and Amortization" or "EBITDA" for purposes of this Exhibit L shall mean Borrower's earnings from operations before income taxes, and interest or expense, plus depreciation, plus amortization of all non-cash charges, all as determined in accordance with generally accepted accounting principles on a FIFO basis, and shall not include any gains from the sale of assets outside the normal course of business or any other gains from extraordinary accounting adjustments or non-recurring items.

(B) The term "Fixed Charge" for purposes of this Exhibit L shall mean Borrower's cash interest expense, scheduled principal payments on debt (including, but not limited to, the amount of principal payments on (i) Term Loan A actually deferred for the months of May, June and July, 1998 and (ii) Term Loan B actually deferred for the months of May, June and July, 1998), dividends, capitalized lease payments, capital expenditures, prepayments or redemption of principal on subordinated debt, preferred stock or common stock, tax, cash taxes paid.

(C) The term "Tangible Worth" for purposes of this Exhibit L, shall mean the total of Borrower's book net worth, as determined in accordance with generally accepted accounting principles, consistently applied, plus any debt subordinate to Borrower's debt to Bank, plus any preferred stock less any assets considered intangible.

(D) The term "Total Liabilities" for purposes of this Exhibit L shall include any contingent liabilities and shall have the meaning and be determined in accordance with generally accepted accounting principles consistently applied in accordance with past practice. The portion of any debt subordinate to Borrower's debt to Bank shall be excluded from Total Liabilities.

(E)    The term "Excess Cash Flow" shall mean EBITDA less Fixed Charges.


Upon receipt of fiscal 1999 and 2000 projections as required at Section 8.6 hereof Financial Covenants set forth herein will be established, upon terms satisfactory to Bank.




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



                       III. Interest Rate Reduction Tests


                                                                                              Applicable Interest
                                                                                                      Rate
         1)       Fixed Charge Coverage for previous four fiscal quarter period
         2)       Total Liabilities/Tangible Net Worth
         3)       Tangible Net Worth


         1)       1.30-1.59
                  and                                                                                P + 1.00%
         2)       1.86-2.00
                  and
         3)       $8,000,000 - $8,499,000

         1)       1.60-1.79
                  and                                                                                P + 0.50%
         2)       1.71-1.85
                  and
         3)       $8,500,000 - $8,999,000

         1)       1.80 and greater
                  and                                                                                P + 0.00%
         2)       Less than 1.70
                  and
         3)       $9,000,000 and greater






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